Criteo Announces Changes to its Board of Directors Paris; New York, NY – August 31, 2020 – Criteo S.A. (NASDAQ: CRTO), the global technology company powering the world's marketers with trusted and impactful advertising, today announced changes to its Board of Directors. Jean-Baptiste Rudelle, Criteo’s co-founder and former CEO, has stepped down from Criteo’s Board of Directors effective August 27, 2020. Mr. Rudelle had previously stepped down from the day to day activities as CEO in November 2019, and as Chairman of the Board in July 2020. Also effective August 27, 2020, CEO Megan Clarken has been appointed to the Board of Directors. “Over the years, Criteo has built very valuable assets,” said JB Rudelle, co-founder. “I wish Megan and the team all the success to write the next chapter of this great company.” “JB co-founded Criteo fifteen years ago and the entire board is immensely grateful for his tireless engagement and dedication to the Company, as well as the positive impact he’s had on Criteo and the industry overall,” said Rachel Picard, Chairwoman of the Board of Directors. “I am also very pleased to welcome Megan as a member of the Criteo Board of Directors. Megan has shown remarkable leadership in steering Criteo since she joined nine months ago. We look forward to working with Megan on the board in our efforts to help her and the management team drive Criteo into the next chapter of its success.” Following Mr. Rudelle’s resignation, as well as Ms. Clarken’s appointment as director, the Company’s Board of Directors will be composed of seven directors, of which six are independent directors, including: Nathalie Balla, Co-Chairman and Chief Executive Officer of La Redoute and Relais Colis and General Manager of New R SAS, the sole shareholder of La Redoute; Marie Lalleman, Executive Vice President, Global Client Solutions at The Nielsen Company; Edmond Mesrobian, Chief Technology Officer of Nordstrom, Inc.; Hubert de Pesquidoux, Executive Partner at Siris Capital; Rachel Picard, member of the board of directors of Compagnie des Alpes, a French public company, and of the supervisory board of Rocher Participations; and James Warner, Principal of Third Floor Enterprises, an advisory firm specializing in digital marketing and media. About Criteo Criteo (NASDAQ: CRTO) is the global technology company powering the world's marketers with trusted and impactful advertising. 2,700 Criteo team members partner with over 20,000 customers and thousands of publishers around the globe to deliver effective advertising across all channels, by applying advanced machine learning to unparalleled data sets. Criteo empowers companies of all sizes with the technology they need to better know and serve their customers. For more information, please visit www.criteo.com.

Contacts Criteo Investor Relations Edouard Lassalle, VP, Head of Investor & Analyst Relations, e.lassalle@criteo.com Criteo Public Relations Jessica Meyers, Director, PR, Americas, j.meyers@criteo.com